Exhibit 99.1

FOR IMMEDIATE RELEASE	Misty Albrecht
December 14, 2018	Business First Bank
225.286.7879
Misty.Albrecht@b1BANK.com

Business First Bancshares, Inc., Announces
Stock Repurchase Program

Baton Rouge, LA – Business First Bancshares, Inc. (“Business First”) (NASDAQ: BFST), the holding company for Business First Bank, today announced that its Board of Directors has adopted a stock repurchase program. Under the repurchase program, Business First may repurchase shares of its common stock with an aggregate purchase price of up to $15,000,000 during the 24-month period beginning on December 13, 2018.

The stock repurchase program permits management for Business First to acquire shares of Business First common stock from time to time in the open market in accordance with Rule 10b-18 of the Securities and Exchange Commission or in privately negotiated transactions at prices management considers to be attractive and in the best interest of Business First and its shareholders. The stock repurchase program does not obligate Business First to repurchase shares of its common stock, and there is no assurance that Business First will do so.

Any repurchases are subject to compliance with applicable laws and regulations. Repurchases will be conducted in consideration of general market and economic conditions, the financial and regulatory condition of Business First and Business First Bank, Business First’s liquidity needs, and other factors management considers to be important. The stock repurchase program may be modified, suspended or discontinued at any time at the discretion of the Board.

About Business First Bancshares, Inc.

Business First Bancshares, Inc., through its banking subsidiary Business First Bank, operates 27 offices, including 26 full-service banking centers, in markets across Louisiana and Texas. Business First Bank provides commercial and personal banking, treasury management, and wealth solutions services to small to midsize businesses and their owners and employees. Visit www.b1BANK.com for more information.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Business First cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement and Business First undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2017, and otherwise in our reports and filings with the Securities and Exchange Commission.

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